EXHIBIT 99.2







                             CONWELL CORPORATION
                        EMPLOYEE STOCK OWNERSHIP PLAN

             STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                         December 31, 2000 and 1999


                                                  2000             1999
                                                  ----             ----

Money market fund                               $   -          $  14,366
Frozen Food Express Industries, Inc.
     Common Stock                                   -            369,625
Due from related trust                              -             30,107
Employer Receivable                                 -             15,736
Other Receivable                                    -                 75
                                                 -------         -------
   Total assets                                     -            429,909
                                                 -------         -------
Less:
Benefits payable                                    -            129,521
Trustee payable                                     -              3,481
                                                 -------         -------
   Net assets available for plan benefits       $   -           $296,907
                                                 =======         =======


See accompanying notes and report of independent public accountants.

                             CONWELL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                   Years Ended December 31, 2000, 1999 and 1998


                                         2000          1999           1998
                                         ----          ----           ----
Investment income:
     Dividend income                  $    -       $   9,292      $  13,096
     Interest income                       228           699            593
                                       -------      --------       --------
                                           228         9,991         13,689

Net unrealized depreciation in
     market value of Investments       217,602      (430,493)      (122,284)
Loss realized on sale of
     stock                             (28,597)      (10,396)       (11,212)
Contributions                            7,580           -              -
Recordkeeping fees                      (9,673)       (3,481)           -
                                       -------      --------       --------
                                       187,140      (434,379)      (119,807)

Assets Transferred to Frozen
	Food Express Industries, Inc.
     401(k) Savings Plan (Note 1)     (541,720)          -              -

Increase (Decrease) in fair
	market value of plan benefits
     payable to Participants            57,673       (12,614)        21,139
                                       -------      --------       --------
          Net decrease                (296,907)     (446,993)       (98,668)

Net assets available for plan
     benefits at beginning of year     296,907       743,900        842,568
                                       -------      --------       --------
Net assets available for plan
     benefits at end of year         $     -       $ 296,907      $ 743,900
                                       =======      ========       ========


See accompanying notes and report of independent public accountants.

                           CONWELL CORPORATION
                      EMPLOYEE STOCK OWNERSHIP PLAN

                      NOTES TO FINANCIAL STATEMENTS

                            December 31, 2000


1.	Merger
     ----------------
	On January 1, 2000, the Conwell Corporation Employee Stock Ownership Plan ("Conwell Plan") was merged into the Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan"). The transfer of net assets was credited to separate participant accounts of the Savings Plan as of January 1, 2000 in amounts equal to their balances as previously carried in the accounts of the Conwell Plan. Upon the merger, the existence of the Conwell Plan was terminated.

2.	Description of the Plan
     ------------------------
	Conwell Plan is a defined contribution plan designed to provide retirement income to employees of Conwell Corporation (the "Employer") in compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conwell Plan is designed to invest primarily in Common Stock of Frozen Food Express Industries, Inc. ("FFEX"), the parent corporation of the Employer. Participants should refer to the Conwell Plan agreement for a more complete description of the Conwell Plan's provisions.

	Contributions - Contributions by the Employer are at the discretion of its Board of Directors. No participant shall be required or permitted to make contributions.

	Eligibility - Employees become eligible for participation in the Conwell Plan as of the first entry date, as defined, concurrent with or next following the employees' completion of 1,000 hours of service.

	Benefits and vesting - Participants are entitled to vested benefits upon attainment of normal or early retirement age, disability, or other termination of employment, whether voluntary or involuntary. Participants' beneficiaries are entitled to benefits if the participant was vested at the time of death. Participants' benefits from company contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service, as defined by the Conwell Plan.

	Participants' accounts - A separate account is maintained for each participant. If no restrictions apply, the participant's account is adjusted annually for the participant's allocable share of employer contributions, earnings on employer contributions, plan forfeitures, realized and unrealized gains and losses, and any amounts distributed to the participant or participant's beneficiary from such account.
Allocation of employer contributions and plan forfeitures are based on annual compensation. Conwell Plan earnings are allocated based on participants' account balances.

	Administration - The Conwell Plan is administered by a committee appointed by the Board of Directors of FFEX. Administrative expenses not paid by the Employer are paid by the Conwell Plan.

	Tax status - The United States Treasury Department has advised that the Conwell Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Employer contributions and plan earnings are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

3.	Summary of significant accounting policies
     ------------------------------------------
	Basis of accounting - The financial statements of the Conwell Plan are under the accrual method of accounting.

	Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Conwell Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

	Valuation of investments - Investment in FFEX Common Stock, consisting of 95,387 shares at December 31, 1999, and is valued at the quoted market price on the last day of the year.

4.	Net unrealized (depreciation) in market value of investments

	The 2000, 1999 and 1998 net unrealized depreciation in market value of investments was determined as follows:


                                       For the Year Ended December 31,
                                       -------------------------------
                                      2000           1999           1998
                                      ----           ----           ----
Investment at market               $    -         $ 369,625      $ 818,370
Investment at cost                      -          (587,227)      (605,479)
                                     ------         -------        -------
Unrealized (depreciation)
  appreciation at end of year           -          (217,602)       212,891

Unrealized depreciation at
  beginning of year                 (217,602)      (212,891)      (335,175)
                                     -------        -------        -------
Net unrealized depreciation in
  market value of investments
  during the year                  $(217,602)     $(430,493)     $(122,284)
                                     =======        =======        =======

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  ----------------------------------------


The Administrative Committee of the Conwell Corporation
	Employee Stock Ownership Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Conwell Corporation Employee Stock Ownership Plan (the
"Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Conwell Corporation Employee Stock Ownership Plan, as of December 31, 2000 amd 1999 and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on the following pages are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on the following pages have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



/s/ Waters, Wright & Associates, RLLP
-------------------------------------
June 27, 2001

                          ADDITIONAL INFORMATION




                            CONWELL CORPORATION
                      EMPLOYEE STOCK OWNERSHIP PLAN
                   ITEM 27a - SCHEDULE OF ASSETS HELD
                        FOR INVESTMENT PURPOSES

                           December 31, 2000


     (a)                      (b)                       (c)         (d)
Identity of Issue      Description of Investment        Cost    Current Value
-----------------      -------------------------        ----    -------------
    NONE                      N/A                       N/A          N/A







                            CONWELL CORPORATION
                       EMPLOYEE STOCK OWNERSHIP PLAN

                ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                             December 31, 2000


       (a)                   (b)                        (c)       (d)
Identity of Issue      Description of Investment        Cost    Proceeds
-----------------      -------------------------        ----    --------
    NONE               3,430 shares of Frozen Food
                       Express Industries, Inc.
                       Common Stock*                  $41,888   $13,291



*These are total shares sold within the plan year, not necessarily just the shares acquired and disposed within the plan year.

All other investment assets that were both acquired and disposed of during the plan year were interests issued by money market funds. Therefore, these transactions are excluded from this schedule in accordance with the specific instructions for Form 5500.













                           CONWELL CORPORATION
                      EMPLOYEE STOCK OWNERSHIP PLAN

               ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                  Years Ended December 31, 2000 and 1999


                                               Purchases
                                               ---------
                                             Shares/             Market
Identity of Party Involved    Description     Units    Cost      Value
--------------------------    -----------    ------    ----      ------
2000
----
     None                        N/A           N/A      N/A       N/A


1999
----
     None                        N/A           N/A      N/A       N/A